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                                  EXHIBIT 23.01
                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Macromedia, Inc. and Subsidiaries:

We consent to incorporation by reference in the registration statements (Nos. 33-89092, 333-24713, 333-39285, and 333-64141) on Form S-8 and the
registration statement (No. 333-32193) on Form S-3 of Macromedia, Inc. of our report dated April 30, 1999, relating to the consolidated balance sheets of Macromedia and subsidiaries as of March 31, 1999, and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1999 and the related financial statement schedule, which report appears in the March 31, 1999, annual report on Form 10-K of Macromedia, Inc.


                                                KPMG LLP


San Francisco, California
June 15, 1999















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